UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2016

VITAL THERAPIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15010 Avenue of Science, Suite 200
San Diego, California 92128
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (858) 673-6840

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2016, the Board of Directors (the “Board”) of Vital Therapies, Inc. (the “Company”) increased the size of the Board by one director, from ten to eleven directors, and appointed Faheem Hasnain to the Board, effective immediately. Mr. Hasnain will serve on the Compensation Committee and as chairman of the newly-formed Commercialization Committee, effective immediately. Mr. Hasnain will serve as a Class II director, with a term expiring at the Company’s 2019 annual meeting of stockholders.

Mr. Hasnain served as the Chief Executive Officer, President, and a director at Receptos, Inc. from November 2010 to August 2015. Prior to joining Receptos, Inc., Mr. Hasnain was the President and Chief Executive Officer and a director of Facet Biotech Corporation, a biology-driven antibody company with a focus in multiple sclerosis and oncology. He held that position from December 2008 until the company’s acquisition by Abbott Laboratories in April 2010. Previously, Mr. Hasnain was President, Chief Executive Officer and a director of PDL BioPharma, Inc. from October 2008 until Facet Biotech was spun off from PDL BioPharma in December 2008. From October 2004 to September 2008, Mr. Hasnain was at Biogen Inc., most recently as Executive Vice President in charge of the oncology/rheumatology strategic business unit. Prior to Biogen, Mr. Hasnain held roles with Bristol Myers Squibb, where he was President of the Oncology Therapeutics Network, and for 14 years at GlaxoSmithKline and its predecessor organizations. He has been Chairman of the Board of Sente, Inc. since 2008 and of Tocagen Inc. since November 2014, and has served as a member of the board of directors of Kura Oncology, Inc. since April 2015. He previously served as a member of the board of directors of Ambit Biosciences Corporation, Seragon Pharmaceuticals, Tercica, Inc., Aragon Pharmaceuticals and Somaxon Pharmaceuticals, Inc. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.
In accordance with the Company’s outside director compensation policy (the “Outside Director Compensation Policy”), Mr. Hasnain was granted an option on August 11, 2016 to purchase 58,574 shares of the common stock of the Company, at an exercise price of $5.92 per share, the closing sales price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The award will vest monthly in 48 equal installments, in each case, subject to Mr. Hasnain’s continued service to the Company. The option is subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and the related stock option agreement. Furthermore, Mr. Hasnain is entitled to receive cash compensation (including annual cash retainers and board meeting fees) and additional annual equity awards in accordance with the terms and conditions of the Company’s Outside Director Compensation Policy. The Company will also reimburse Mr. Hasnain for all expenses associated with attending meetings of the Board. The foregoing summary of the Outside Director Compensation Policy does not purport to be complete and is qualified in its entirety by the full text of the Outside Director Compensation Policy, as amended, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 27, 2016, and is incorporated herein in its entirety by reference.
Mr. Hasnain executed the Company’s standard form of indemnification agreement, which form has been filed as Exhibit 10.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-191711) filed with the Securities and Exchange Commission on November 6, 2013, and is incorporated herein in its entirety by reference.
There is no arrangement or understanding between Mr. Hasnain and any other persons pursuant to which Mr. Hasnain was selected as a director.  On August 12, 2016, Mr. Hasnain purchased from the Company 118,243 shares of common stock at a price of $5.92 per share. Other than as described in the previous sentence, Mr. Hasnain is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 15, 2016, the Company issued a press release announcing Mr. Hasnain’s appointment as a director. The press release is attached hereto as Exhibit 99.1.
On August 11, 2016, the Board formed a Commercialization Committee consisting of the following members: Mr. Faheem Hasnain, Chairman, Mr. Jean-Jacques Bienamé, Ms. Cheryl L. Cohen, Mr. Philip M. Croxford and Mr. Douglas E. Godshall. In addition, the Board determined that Mr. Sears will serve on the Nominating and Governance Committee, and Ms. Cohen and Mr. Sears will no longer serve on the Compensation Committee.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 15, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL THERAPIES, INC.

By: /s/ Michael V. Swanson
Michael V. Swanson Chief Financial Officer
Date: August 15, 2016

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 15, 2016